THERMON REPORTS FIRST QUARTER FISCAL 2026 RESULTS
AUSTIN, TX / ACCESSWIRE / August 7, 2025 - Thermon Group Holdings, Inc. (NYSE:THR) ("Thermon" or the "Company"), a global leader in industrial process heating solutions, today announced consolidated results for the first quarter ("Q1 2026") of the fiscal year ending March 31, 2026 ("Fiscal 2026").
FIRST QUARTER 2026 HIGHLIGHTS
(all comparisons versus the prior year period unless otherwise noted)
•Revenue of $108.9 million, (5.4)%
•Gross profit of $48.0 million, (4.7)%; Gross Margin of 44.1%
•Net income of $8.6 million, +1.2%, or $0.26 earnings per diluted share (EPS)
•Adjusted Net Income (non-GAAP) of $12.1 million, (7.6)%, or $0.36 Adjusted EPS (non-GAAP)
•Adjusted EBITDA (non-GAAP) of $21.2 million, (8.6)%; Adjusted EBITDA margin (non-GAAP) of 19.5%
•New orders of $120.7 million, (5.1)%; book-to-bill ratio of 1.11x
•Net Leverage ratio of 1.0x as of June 30, 2025
•Confirming full-year 2026 guidance
MANAGEMENT COMMENTARY
"First quarter backlog conversion fell short of our expectations delaying roughly $10 million in revenue in the quarter; however, the actions we have taken to address these issues will enable these revenues to be recognized in the coming quarters, as evidenced by our solid backlog growth,” stated Bruce Thames, President and CEO of Thermon. “On a more positive note, our teams successfully executed our plan to mitigate the impact of tariffs in the first quarter, which combined with our strategic margin improvement initiatives, resulted in gross margin increasing 30 basis points over the prior year. While the landscape is everchanging, we remain confident in our team’s ability to successfully mitigate the cost headwinds created by the tariffs and continue executing on our Thermon business systems initiatives, keeping us on track to achieve our long-term profitability targets.”

Thames continued, "The broader macroeconomic environment remains difficult to predict given the trade uncertainty, and as we expected, we saw a decline in incoming orders in late April that negatively impacted our organic bookings in the quarter. However, we began to see a recovery in our bookings cadence as we moved through the quarter and continued to build through the end of July. Importantly, we remain well positioned to benefit from several favorable secular demand trends driven by our decarbonization, digitization, and diversification growth strategy, as evidenced by our total bid pipeline which was up 43% at quarter end driven by strong demand in several key end markets, including chemical/petrochemical, power/nuclear, LNG, and renewables. Based on these favorable long-term demand drivers, combined with our strong backlog growth in the quarter, efficient margin execution, and bookings rebound, we remain confident in our outlook and are reiterating our full year fiscal 2026 guidance."

“We continued to demonstrate our disciplined financial execution during the first quarter, as we continue to generate strong free cash flow, made additional progress on our share repurchase authorization, and maintained our financial flexibility with a quarter ending net leverage ratio of just 1.0x,” stated Jan Schott, Senior Vice President and CFO of Thermon. “We invested $9.8 million in our share repurchase program during the first quarter, bringing the total repurchased since we initiated the current share repurchase program in March 2024 to $30 million. Based on our conservative net leverage, combined with total cash and available liquidity of $130.8 million at June 30, 2025, we continue to have meaningful financial flexibility to execute on our capital allocation strategy, which continues to prioritize organic and inorganic growth investments.”
"We have made significant progress in our diversification growth strategy in recent years, we are strategically positioned to capitalize on several powerful secular trends including re-shoring, electrification, decarbonization, and the growing demand for power across sectors such as nuclear energy and data centers. We continue to see strong momentum in these markets as evidenced by our record backlog and strong bid pipeline growth. While there is some uncertainty in the near-term created by the tariff volatility, we are extremely well-positioned for sustained growth and long-term success in our core markets. We are maintaining strong financial discipline while executing on our margin initiatives, consistent with our focus to create long-term value for our shareholders,” concluded Thames.

Financial Highlights	Three months ended June 30,

Unaudited, in millions, except per share data	2025	2024	% Change

Sales	$108.9	$115.1	(5.4)%
OPEX Sales[1]	93.3	97.5	(4.3)%
Over Time - Large Projects	15.6	17.6	(11.4)%
Net income	8.6	8.5	1.2%
Diluted EPS	0.26	0.25	4.0%
Adjusted Net Income[2]	12.1	13.1	(7.6)%
Adjusted EPS[2]	0.36	0.38	(5.3)%
Adjusted EBITDA[3]	21.2	23.2	(8.6)%

% of Sales:
OPEX Sales[1]	85.7%	84.6%	110 bps
Over-Time - Large Projects	14.3%	15.3%	-100 bps
Net income	7.9%	7.4%	50 bps
Adjusted Net Income[2]	11.1%	11.4%	-30 bps
Adjusted EBITDA[3]	19.5%	20.1%	-60 bps

1 "OPEX Sales" (non-GAAP) represents Point-in-Time Sales plus Over Time - Small Projects. See table "Reconciliation of Point-in-Time and Over-Time Sales to OPEX Sales (non-GAAP)."
2 Represents Net income after the impact of acquisition costs, restructuring, costs associated with impairments and other charges, amortization of intangible assets, ERP implementation related costs and the tax expense/(benefit) for impact of foreign rate increases (see table, "Reconciliation of Net income to Adjusted Net Income and Adjusted EPS").
3 See table, "Reconciliation of Net income to Adjusted EBITDA."
FIRST QUARTER FISCAL 2026 PERFORMANCE
First quarter revenue was $108.9 million, a decrease of 5.4% compared to same period last year, due to reduced customer demand attributable to market uncertainty related to tariffs and delayed backlog conversion, partially offset by strong contribution from F.A.T.I. The delayed backlog conversion was the result of short-term supply chain sourcing issues and unanticipated production delays caused by the timing of a capital improvement project, which pushed approximately $10 million of revenue out of the first quarter. Excluding revenue contributed from acquisitions, first quarter organic revenue declined 11.3%.
Gross profit was $48.0 million during the first quarter of Fiscal 2026, a decrease of 4.7% compared to the first quarter of last year, as the revenue decline was partially offset by a more favorable revenue mix, cost control and tariff mitigation measures, including pricing benefits. As a result gross margin was 44.1% during the first quarter, up from 43.8% last year.
First quarter selling, general and administrative expenses were $32.2 million, compared to $31.1 million last year owing to incremental operating expenses associated with F.A.T.I. and investments in our growth initiatives, which includes compensation-related expenses, partially offset by disciplined cost management.

Adjusted EBITDA was $21.2 million during the first quarter, down from $23.2 million last year, while gross margin improvements and disciplined cost management provided positive contributions, these were offset by a decline in revenue. Adjusted EBITDA margin was 19.5% during the first quarter of Fiscal 2026, down from 20.1% for the same period last year owing to lower volumes, partially mitigated by improved gross margins and tight control of operating expenses.
Backlog was $252.2 million as of June 30, 2025, representing a $53.7 million increase, or 27.1%, as compared to backlog of $198.5 million at June 30, 2024. Excluding backlog attributable to F.A.T.I., backlog increased 12.6% on an organic basis. Orders during the first quarter of Fiscal 2026 were $120.7 million compared to $127.2 million in the first quarter of Fiscal 2025, a decrease of $6.5 million, or 5.1% with a book-to-bill of 1.11x. On an organic basis, orders were down 18.9%.
Balance Sheet, Liquidity and Cash Flow
As of June 30, 2025, total debt was $139.4 million. Cash and cash equivalents as of June 30, 2025, were $36.5 million, resulting in net debt of $102.8 million, up modestly from $99.4 million at March 31, 2025. Net leverage was 1.0x at the end of the first quarter of Fiscal 2026, up relative to 0.9x at the end of the prior quarter.

Working capital increased by 9.1% to $172.3 million at the end of the first quarter of Fiscal 2026. During the first quarter, Free Cash Flow was $8.3 million, a decline from Free Cash Flow of $8.7 million in the same period last year. The Company has repurchased $9.8 million in common shares under its existing share repurchase authorization during the first quarter and in aggregate has repurchased $30 million since the start of the program. The Company has $44.5 million remaining available under its share repurchase authorization as of June 30, 2025.

Balance Sheet Highlights	June 30,

Unaudited, in millions	2025		2024			Change

Cash	$36.5		$49.1			(25.7)%
Total Debt	139.4		169.1			(17.6)%
Net Debt1 / TTM Adjusted EBITDA (non-GAAP)	1.0	x	1.1	x	(0.1)	x
Working Capital[2]	172.3		158.0			9.1%
Capital Expenditures	2.4		3.9			(38.5)%
Free Cash Flow (non-GAAP)[3]	8.3		8.7			(4.6)%
1 Total Company debt, net of cash and cash equivalents.
2 Working Capital equals Accounts Receivable plus Inventory less Accounts Payable.
3 See table, "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."
FISCAL 2026 OUTLOOK
The following forward-looking guidance reflects management’s current expectations and beliefs for full-year Fiscal 2026 as of August 7, 2025, and is subject to change.

	Full Fiscal Year (Ending March 31)

Unaudited, in millions, except per share data	2025 Actual	2026 Guidance

Revenue	$498.2	$495 to $535
Adjusted EBITDA (non-GAAP)	$109.2	$104 to $114
EPS	$1.57	$1.35 to $1.57
Adjusted EPS (non-GAAP)	$1.87	$1.77 to $1.99
Conference Call and Webcast Information
Thermon's senior management team, including Bruce Thames, President and Chief Executive Officer, and Jan Schott, Senior Vice President and Chief Financial Officer will discuss Q1 2026 results during a conference call today, August 7, 2025 at 10:00 a.m. (Central Time). The call will be simultaneously webcast and the accompanying slide presentation containing financial information can be accessed on Thermon's investor relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 407-5976 from within the United States/Canada and +1 (412) 902-0031 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's investor relations website after the conclusion of the call.
About Thermon
Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted EBITDA margin," "Adjusted Net Income/(loss)," "Free Cash Flow," "Organic Sales," "OPEX Sales" and "Net Debt," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S.

generally accepted accounting principles ("GAAP"). "Adjusted Net Income/(loss)" and "Adjusted EPS" (or "Adjusted fully diluted EPS") represent net income/(loss) before the impact of restructuring and other charges/(income), Enterprise Resource Planning ("ERP") system implementation related cost, costs associated with impairments and other charges, acquisition costs, amortization of intangible assets, tax expense for impact of foreign rate increases, and any tax effect of such adjustments. "Adjusted EBITDA" represents net income before interest expense (net of interest income), income tax expense, depreciation and amortization expense, stock-based compensation expense, acquisition costs, costs associated with restructuring and other income/(charges), ERP implementation related cost, and costs associated with impairments and other charges. "Adjusted EBITDA margin" represents Adjusted EBITDA as a percentage of total revenue. "Free Cash Flow" represents cash provided by operating activities less cash used for the purchase of property, plant, and equipment. "Organic Sales" represent revenue excluding the impact of the Company's October 2024 acquisition of F.A.T.I. "OPEX Sales" represents Point-in-Time Sales plus Over-Time Small projects. "Net Debt" represents total outstanding principal debt less cash and cash equivalents.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin or Adjusted Net Income. Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Organic Sales, OPEX Sales and Free Cash Flow should be considered in addition to, and not as substitutes for, revenue, income from operations, net income, net income per share and other measures of financial performance reported in accordance with GAAP. We provide Free Cash Flow as a measure of liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, OPEX Sales and Free Cash Flow may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, OPEX Sales and Free Cash Flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net income to Adjusted EBITDA," "Reconciliation of Net income to Adjusted Net Income and Adjusted EPS," "Reconciliation of Point-in-Time and Over-Time Sales to OPEX Sales" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow." We are unable to reconcile projected fiscal 2026 Adjusted EBITDA and Adjusted EPS to the most directly comparable projected GAAP financial measure because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of and the amount of any potential applicable future adjustments, which could be significant, we are unable to provide a reconciliation for projected Fiscal 2026 Adjusted EBITDA and Adjusted EPS without unreasonable effort.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information, our Fiscal 2026 full-year guidance and our ability to achieve our strategic initiatives. When used in this discussion, the words "anticipate," "assume," "believe," "budget," "continue," "contemplate," "could," "should," "estimate," "expect," "intend," "may," "plan," "possible," "potential," "predict," "project," "will," "would," "future," and similar terms and phrases are intended to identify forward-looking statements in this release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. These forward-looking statements include, but are not limited to, statements regarding: (i) our plans to strategically pursue emerging growth opportunities, including strategic acquisitions, in diverse regions and across industry sectors; (ii) our plans to secure more new facility project bids; (iii) our ability to generate more facility maintenance, repair and operations or upgrades or expansions revenue, from our existing and future installed base; (iv) our ability to timely deliver backlog; (v) our ability to respond to new market developments and technological advances; (vi) our expectations regarding energy consumption and demand in the future and its impact on our future results of operations; (vii) our plans to develop strategic alliances with major customers and suppliers; (viii) our expectations that our revenues will increase; (ix) our belief in the sufficiency of our cash flows to meet our needs for the next year; (x) our ability to integrate acquired companies; (xi) our ability to successfully achieve synergies from acquisitions; and (xii) our ability to make required debt repayments.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) future growth of our key end markets and related capital investments; (ii) our ability to operate successfully in foreign countries; (iii) uncertainty over and changes in administrative policy; (iv) general economic conditions and cyclicality in the markets we serve; (v) our ability to successfully develop and improve our products and successfully implement new technologies; (vi) competition from various other sources providing similar heat tracing and process heating products and services, or alternative technologies, to customers; (vii) our ability to deliver existing orders within our backlog; (viii) our ability to bid and win new contracts; (ix) the imposition of certain operating and financial restrictions contained in our debt agreements; (x) our revenue mix; (xi) our ability to grow through strategic acquisitions; (xii) our ability to manage risk through insurance against potential liabilities (xiii) changes in relevant currency exchange rates; (xiv) tax liabilities and changes to tax policy; (xv) impairment of goodwill and other intangible assets; (xvi) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xvii) our ability to protect our trade secrets; (xviii) our ability to protect our intellectual property; (xix) our ability to protect data and thwart potential cyber-attacks and incidents; (xx) a material disruption at any of our manufacturing facilities; (xxi) our dependence on subcontractors and third-party suppliers; (xxii) our ability to profit on fixed-price contracts; (xxiii) the credit risk associated to our extension of credit to customers; (xxiv) our ability to achieve our operational initiatives; (xxv) unforeseen difficulties with expansions, relocations, or consolidations of existing facilities; (xxvi) potential liability related to our products as well as the delivery of products and services; (xxvii) our ability to comply with foreign anti-corruption laws; (xxviii) export control regulations or sanctions; (xxix) environmental and health and safety laws and regulations as well as environmental liabilities; (xxx) changes in government administrative policy and government sanctions, including the recently enacted tariffs on trade between the U.S. and Canada; (xxxi) climate change and related regulation of greenhouse gases; and (xxxii) those factors listed under Item 1A, “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, filed with the Securities and Exchange Commission (the "SEC") on May 22, 2025, and in any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings that we have filed or may file with the SEC. Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements contained or incorporated by reference in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Jan Schott, Senior Vice President and Chief Financial Officer
Ivonne Salem, Vice President, FP&A and Investor Relations
(512) 690-0600
Investor.Relations@thermon.com

Thermon Group Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands except per share amounts)

	Three months ended June 30,
	2025	2024
Sales	$108,898	$115,126
Cost of sales	60,853	64,694
Gross profit	48,045	50,432
Operating expenses:
Selling, general and administrative expenses	32,175	31,088
Deferred compensation plan expense/(income)	655	103
Amortization of intangible assets	3,489	3,397
Restructuring and other charges/(income)	—	2,109
Income from operations	11,726	13,735
Other income/(expenses):
Interest expense, net	(1,961)	(2,847)
Other income/(expense)	1,242	143
Income before provision for taxes	11,007	11,031
Income tax expense	2,426	2,520
Net income	$8,581	$8,511

Net income per common share:
Basic income per share	$0.26	$0.25
Diluted income per share	$0.26	$0.25
Weighted-average shares used in computing net income per common share:
Basic common shares	33,139	33,756
Fully-diluted common shares	33,308	34,075

Thermon Group Holdings, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
	June 30, 2025	March 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,530	$39,537
Accounts receivable, net of allowances of $1,281 and $1,230 as of June 30, 2025 and March 31, 2025, respectively	100,718	109,830
Inventories, net	104,924	88,980
Contract assets	16,440	19,188
Prepaid expenses and other current assets	14,089	16,526
Income tax receivable	165	231
Total current assets	$272,866	$274,292
Property, plant and equipment, net of depreciation and amortization of $79,050 and $75,773 as of June 30, 2025 and March 31, 2025, respectively	75,653	72,824
Goodwill	271,790	264,331
Intangible assets, net	114,619	115,283
Operating lease right-of-use assets	10,501	11,192
Deferred income taxes	878	895
Other non-current assets	19,035	16,635
Total assets	$765,342	$755,452
Liabilities and equity
Current liabilities:
Accounts payable	$33,314	$31,185
Accrued liabilities	31,017	35,788
Current portion of long-term debt	18,000	18,000
Borrowings under revolving credit facility	5,000	—
Contract liabilities	19,331	19,604
Lease liabilities	3,694	4,023
Income taxes payable	2,142	4,063
Total current liabilities	$112,498	$112,663
Long-term debt, net	115,959	120,366
Deferred income taxes	9,911	9,756
Non-current lease liabilities	8,795	9,299
Other non-current liabilities	8,869	8,053
Total liabilities	$256,032	$260,137
Equity
Common stock: $0.001 par value; 150,000,000 shares authorized; 34,126,784 issued and 33,060,043 outstanding at June 30, 2025, and 33,945,413 issued and 33,243,370 outstanding at March 31, 2025	$33	$33
Preferred stock: $.001 par value; 10,000,000 authorized; no shares issued and outstanding	—	—
Additional paid in capital	244,348	246,201
Treasury Stock	(30,155)	(20,388)
Accumulated other comprehensive loss	(55,795)	(72,829)
Retained earnings	350,879	342,298
Total equity	$509,310	$495,315
Total liabilities and equity	$765,342	$755,452

Thermon Group Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)
	Three months ended June 30,
	2025	2024
Operating activities
Net income	$8,581	$8,511
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,662	5,563
Amortization of deferred debt issuance costs	112	131
Stock compensation expense	1,482	1,065
Deferred income taxes	(433)	(721)
Remeasurement (gain)/loss on intercompany balances	(1,190)	299
Changes in operating assets and liabilities:
Accounts receivable	12,443	7,404
Inventories	(13,463)	(3,954)
Contract assets and liabilities	2,626	(3,606)
Other current and non-current assets	718	650
Accounts payable	1,022	(201)
Accrued liabilities and non-current liabilities	(4,888)	(1,959)
Income taxes payable and receivable	(1,930)	(523)
Net cash provided by operating activities	$10,742	$12,659
Investing activities
Purchases of property, plant and equipment	(2,421)	(3,923)
Sale of rental equipment	69	19
Net cash used in investing activities	$(2,352)	$(3,904)
Financing activities
Proceeds from revolving credit facility	13,000	—
Payments on revolving credit facility	(8,000)	—
Payments on long-term debt	(4,500)	(3,375)
Repurchase of employee stock units on vesting	(3,336)	(2,995)
Repurchase of shares under authorized program	(9,767)	(1,579)
Payments on finance leases	(37)	(53)
Net cash provided by/(used in) financing activities	$(12,640)	$(8,002)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,549	(543)
Change in cash, cash equivalents and restricted cash	(2,701)	210
Cash, cash equivalents and restricted cash at beginning of period	41,422	50,431
Cash, cash equivalents and restricted cash at end of period	$38,721	$50,641

Thermon Group Holdings, Inc.
Reconciliation of Net income to Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended June 30,
	2025	2024
Net income	$8,581	$8,511
Interest expense, net	1,961	2,847
Income tax expense	2,426	2,520
Depreciation and amortization expense	5,662	5,563
EBITDA (non-GAAP)	$18,630	$19,441
Stock compensation expense	1,482	1,065
Restructuring and other charges/(income)[1]	343	2,252
Transaction-related costs[2]	—	239
ERP implementation-related costs	783	156
Adjusted EBITDA (non-GAAP)	$21,238	$23,153
Adjusted EBITDA %	19.5%	20.1%

1 Fiscal 2026 charges associated with cost-cutting measures including reduction-in-force. Fiscal 2025 charges associated with cost-cutting measures including reduction-in-force and facility consolidation, of which $0.1 million are in cost of sales.
2 Fiscal 2025 charges relate to the Vapor Power acquisition.

Thermon Group Holdings, Inc.
Reconciliation of Net income to Adjusted Net Income and Adjusted EPS
(Unaudited, in thousands except per share amounts)

	Three Months Ended June 30,
	2025	2024
Net income	$8,581	$8,511
Amortization of intangible assets	3,489	3,397	Intangible amortization
Restructuring and other charges/(income)[1]	343	2,252	Operating expense and cost of sales
Transaction-related costs[2]	—	239	Operating expense
ERP implementation related costs	783	156	Operating expense
Tax effect of adjustments	(1,130)	(1,449)
Adjusted Net Income (non-GAAP)	$12,066	$13,106

Adjusted Fully Diluted Earnings per Common Share (Adjusted EPS) (non-GAAP)	$0.36	$0.38

Fully-diluted common shares	33,308	34,075

1 Fiscal 2026 charges associated with cost-cutting measures including reduction-in-force. Fiscal 2025 charges associated with cost-cutting measures including reduction-in-force and facility consolidation, of which $0.1 million are in cost of sales.
2 Fiscal 2025 charges relate to the Vapor Power acquisition.

Thermon Group Holdings, Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited, in thousands)

	Three Months Ended June 30,
	2025	2024
Cash provided by operating activities	$10,742	$12,659
Cash provided by/(used in) by investing activities	(2,352)	(3,904)
Cash provided by/(used in) by financing activities	(12,640)	(8,002)

Cash provided by operating activities	$10,742	$12,659
Less: Cash used for purchases of property, plant and equipment	(2,421)	(3,923)
Free cash flow (non-GAAP)	$8,321	$8,736

Thermon Group Holdings, Inc.
Reconciliation of Point-in-Time and Over-Time Sales to OPEX Sales
(Unaudited, in thousands)

	Three Months Ended June 30,
	2025	2024
Point-in-Time Sales	$78,298	$76,766

Over Time - Small Projects	14,996	20,737
Over Time - Large Projects	15,604	17,623
Total Over-Time Sales[1]	$30,600	$38,360
Total Sales	$108,898	$115,126

Point-in-Time Sales	78,298	76,766
Over Time - Small Projects	14,996	20,737
OPEX Sales (non-GAAP)	$93,294	$97,503
OPEX Sales %	85.7%	84.6%

1 Over Time Sales are presented as Over Time - Small Projects and Over Time - Large Projects. Over Time - Small Projects are each less than $0.5 million in total revenue and Over Time - Large Projects are each equal to or greater than $0.5 million in total revenue.